PENNSYLVANIA ENTERPRISES, INC.
                           OFFER TO PURCHASE FOR CASH
                   UP TO 2,000,000 SHARES OF ITS COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                   AT A PURCHASE PRICE NOT GREATER THAN $39.00
                         NOR LESS THAN $37.00 PER SHARE
   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW
     YORK CITY TIME, ON MONDAY, APRIL 8, 1996, UNLESS THE OFFER IS EXTENDED.
                                 ______________

 Pennsylvania Enterprises, Inc., a Pennsylvania corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, no par value, stated $10.00 per share (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of April 26, 1995, between the Company and Chemical Bank, as the Rights Agent), at prices not greater than $39.00 nor less than $37.00 per Share, net to the seller in cash, specified by such stockholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights. The Company will determine a single per Share price (not greater than $39.00 nor less that $37.00 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by the tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 2,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $39.00 nor less than $37.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and conditional tenders described herein. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned. Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.
                                 _______________

   Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $.55 per Share to be paid by the Company on March 15, 1996, to holders of record on March 1, 1996, regardless of when such tender is made. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividend periods.
                                 ______________

 THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
   THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

                                 ______________

                                    IMPORTANT

   Any stockholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof. Stockholders who are participants in the Company's Dividend Reinvestment and Stock Purchase Plan or Employees' Savings Plan cannot use the Letter of Transmittal to tender Shares held in accounts under such plans, but must use the election forms attached to the "Memorandum to Participants in the Dividend Reinvestment and Stock Purchase Plan" and "Memorandum to Participants in the Savings Plan," respectively, as a substitute for the Letter of Transmittal to tender Shares held in such accounts. See discussion set forth under "Dividend Reinvestment Plan" and "Savings Plan" in Section 3 hereof.
                                 ______________

  NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.
       EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO
         TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT
             PRICE. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR
                 EXECUTIVE OFFICER OF THE COMPANY OR ANY OF ITS
                       AFFILIATES INTENDS TO TENDER SHARES
                             PURSUANT TO THE OFFER.

                                 _____________

   The Shares are listed and traded on the New York Stock Exchange (the "NYSE"). On March 8, 1996, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the NYSE Composite Tape was $38.375 per Share. Stockholders are urged to obtain current market quotations for the Shares.

   Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

                     THE DEALER MANAGER FOR THE OFFER IS:
                            LEGG MASON WOOD WALKER
                                 INCORPORATED

   March 11, 1996

   NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS

SECTION                                                            PAGE
-------                                                            -----
SUMMARY...........................................................   i

INTRODUCTION......................................................   1

THE OFFER.........................................................   2

  1. Number of Shares; Proration..................................   2

  2. Tenders by Holders of Fewer Than 100 Shares..................   4


  3. Procedure for Tendering Shares...............................   4

  4. Withdrawal Rights............................................   7

  5. Acceptance for Payment of Shares and Payment of Purchase
     Price........................................................   8

  6. Conditional Tender of Shares.................................   8

  7. Certain Conditions of the Offer..............................   9

  8. Price Range of Shares; Dividends.............................  11

  9. Purpose of the Offer; Certain Effects of the Offer...........  13

 10. Certain Information Concerning the Company...................  15

 11. Source and Amount of Funds...................................  21

 12. Transactions and Agreements Concerning Shares................  22

 13. Certain Federal Income Tax Consequences......................  22

 14. Extension of Tender Period; Termination; Amendments..........  26

 15. Fees and Expenses............................................  26

 16. Miscellaneous................................................  27


                                   SUMMARY

    This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in the Offer to Purchase.

The Company .................  Pennsylvania Enterprises, Inc.

The Shares ..................  Shares of  the  Company's  Common  Stock,  no par
                               value, stated value $10.00 per share.

Number of Shares Sought .....  2,000,000 of the 5,792,921 Shares  outstanding as of March 7,1996.

Purchase Price ..............  The Company will select a single  Purchase  Price which will be not  greater  than  $39.00 nor less
                               than $37.00 per Share.  All Shares  purchased  by
                               the Company  will be  purchased  at the  Purchase
                               Price even if tendered  at or below the  Purchase
                               Price. Each stockholder desiring to tender Shares
                               must  specify  in the Letter of  Transmittal  the
                               minimum  price (not  greater than $39.00 nor less
                               than $37.00 per Share) at which such  stockholder
                               is willing to have his or her Shares purchased by
                               the Company. Stockholders wishing to maximize the
                               possibility  that their  Shares will be purchased
                               at the  Purchase  Price  may check the box on the
                               Letter of Transmittal  marked "Shares Tendered At
                               Purchase  Price  Determined  By  Dutch  Auction."
                               Checking this box may result in a purchase of the
                               Shares  so  tendered  at  the  minimum  price  of
                               $37.00.

Expiration Date of Offer ....  Monday,  April 8, 1996,  at 5:00  p.m.,  New York
                               City time,  unless extended  by the  Company.


How to Tender Shares ........  See Section 3. For further information,  call the
                               Information  How to Agent or consult  your broker
                               for assistance.

Odd Lot Owners ..........    There will be no  proration  of Shares  tendered by
                             any stockholder  beneficially  owning less than 100
                             Shares  as of the  close  of  business  on March 7,
                             1996,  or,  in the case of  Shares  allocated  to a
                             Savings Plan  account,  as of the close of business
                             on January 1, 1996, who tenders all such Shares and
                             completes  the  box  captioned  "Odd  Lots"  on the
                             Letter  of  Transmittal  and,  if  applicable,  the
                             Notice of  Guaranteed  Delivery  or, in the case of
                             Shares  held  in  a  Dividend   Reinvestment   Plan
                             account,  completes the box captioned "Odd Lots" on
                             the election  form attached to the  "Memorandum  to
                             Participants in the Dividend Reinvestment and Stock
                             Purchase Plan." Shares  allocated to a Savings Plan
                             account will be included in the aggregate number of
                             Shares  beneficially  owned by any  stockholder for
                             purposes of determining who beneficially  owns less
                             than 100 Shares.  However, the "odd lot" preference
                             described above will not apply to such Shares,  and
                             such   Shares   will  be  subject   to   proration.
                             Stockholders  tendering  Odd Lots  will  avoid  the
                             payment of brokerage commissions and the applicable
                             odd lot  discount  payable in a sale of Shares in a
                             transaction effected on a securities exchange.

Withdrawal Rights ........   Tendered  Shares may be withdrawn at any time until
                             the  Expiration  Date  of  the  Offer  and,  unless
                             previously  purchased,  after  May  3,  1996.   See
                             Section 4.

 Purpose of Offer ........   The  Company  is  making  the  Offer  as one of the
                             recapitalizations  being  undertaken  in connection
                             with the sale on February 16, 1996,  by the Company
                             and   Pennsylvania   Gas  and  Water   Company,   a
                             wholly-owned subsidiary of the Company which is now
                             known  as  PG  Energy  Inc.  ("PGE"),   of  PGE's
                             regulated  water  operations  and  certain  related
                             assets  (the  "Sale of the  Water  Business").  The
                             Company  believes  that  the  Offer  and the  other
                             recapitalizations  will have a  positive  effect on
                             the Company's  and PGE's  financial and capital
                             ratios, credit rating, earnings per share, dividend
                             payout  and  payout  ratio  and  stock  price.   In
                             addition,  the repurchase of Shares pursuant to the
                             Offer will adjust the Company's capital structure
                             to a level more  appropriate to the size and nature
                             of its  operations  after  the  Sale  of the  Water
                             Business. See Section 9.


Market Price of Shares ...   On March 8, 1996,  the last  reported sale price of
                             the Shares on the NYSE  Composite  Tape was $38.375
                             per Share. See Section 8.


Dividends ................  Shares tendered and purchased by the Company will be entitled to the regular  quarterly  cash dividend of
                            $0.55 per Share to be paid by the  Company  on March
                            15,  1996,  to  holders  of record on March 1, 1996,
                            regardless  of when  such  tender  is  made.  Shares
                            tendered  and  purchased  by the Company will not be
                            entitled  to any  dividends  in respect of any later
                            dividend periods. See Section 8.

Brokerage Commissions  ...  Not payable by stockholders.

Stock Transfer Tax .......  None,  except as  provided in  Instruction  7 of the
                            Letter of Transmittal.

Payment Date .............  Promptly as practicable after the Expiration Date of the Offer.

Further Information ......   Any questions,  requests for assistance or requests
                             for  additional  copies of this Offer to  Purchase,
                             the Letter of  Transmittal  or other  tender  offer
                             materials may be directed to D.F. King & Co., Inc.,
                             77 Water  Street,  New York,  New York 10005,  Tel:
                             (800) 714-3313 (toll free).


To the Holders of Common Stock of
 Pennsylvania Enterprises, Inc.:


                                  INTRODUCTION

   Pennsylvania Enterprises, Inc., a Pennsylvania corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, no par value, stated value $10.00 per share (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 26, 1995, between the Company and Chemical Bank, as the Rights Agent), at prices not greater than $39.00 nor less than $37.00 per Share, net to the seller in cash, specified by such stockholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

   The Company will determine a single per Share price (not greater than $39.00 nor less than $37.00 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 2,000,000 Shares (or such lesser number of Shares as is validly tendered at prices not greater than $39.00 nor less than $37.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described below. The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned.

   THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

   Tendering  stockholders  will not be obligated to pay brokerage  commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of Legg Mason Wood Walker, Incorporated (the
"Dealer Manager"), Chemical Mellon Shareholder Services, L.L.C. (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 15. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 13.

   Stockholders who are participants in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan") may instruct Chemical Bank, as administrator of the Dividend Reinvestment Plan, to tender part or all of the Shares attributed to such participant's account and in each case must specify the price or prices at which such Shares are to be tendered. See Section
3. Shares held in a Dividend Reinvestment Plan account as to which Chemical Bank has not received timely instructions shall not be tendered. See Section 3. Shares held in a Dividend Reinvestment Plan account will be included in the calculation of the aggregate number of Shares beneficially owned by any stockholder for purposes of determining Odd Lot Owners (as defined in Section
1).

   The Company's Employees's Savings Plan (the "Savings Plan") holds Shares (approximately 2.2% of the outstanding Shares) in accounts for participants in the Savings Plan. PNC Bank, N.A. (the "Savings Plan Trustee") serves as trustee for the Savings Plan. Under the terms of the Savings Plan, a participant may instruct the Savings Plan Trustee to tender all or part of Shares allocated to one or more of the participant's accounts. Participants must specify the price at which such Shares are to be tendered. See Section 3. Shares allocated to a participant's account as to which the Savings Plan

Trustee has not received timely instructions from such participant shall not be tendered. See Section 3. Shares allocated to a Savings Plan account will be included in the calculation of the aggregate number of Shares beneficially owned by any stockholder for purposes of determining Odd Lot Owners. However, the special "odd lot" preference will not apply to such Shares and such Shares shall be subject to proration. See Sections 1 and 2. Unallocated Shares held in the Savings Plan will be tendered by the Savings Plan Trustee in the same proportion as were tendered Shares credited to participant accounts as to which participant instructions to tender have been timely received.

   NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OR ANY OF ITS AFFILIATES INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

   As of March 7, 1996, the Company had issued and outstanding 5,792,921 Shares and had reserved for issuance upon exercise of outstanding stock options 32,600 Shares. As of March 7, 1996, there were approximately 7,800 holders of record of Shares. The 2,000,000 Shares that the Company is offering to purchase represent approximately 34.5% of the Shares then outstanding, or approximately 34.3% on a fully diluted basis (assuming the exercise of all outstanding stock options).

   A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights.
See Section 8.

   The Shares are listed and traded on the New York Stock Exchange ("NYSE"). The Shares trade under the symbol "PNT." See Section 8. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


                                    THE OFFER


1. NUMBER OF SHARES; PRORATION.

   Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 2,000,000 Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not greater than $39.00 nor less than $37.00 per Share. The later of 5:00 p.m., New York City time, on Monday, April 8, 1996, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." If the Offer is oversubscribed as described below, only Shares tendered at or below the Purchase Price on or prior to the Expiration Date will be eligible for proration.

   The Company will determine the Purchase Price taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 2,000,000 Shares (or such lesser number of Shares as is validly tendered and not withdrawn at prices not greater than $39.00 nor less than $37.00 per Share) pursuant to the Offer. The Company reserves the right to purchase more than 2,000,000 Shares pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered.

   Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $0.55 per Share to be paid by the Company on March 15, 1996, to holders of record on March 1, 1996, regardless of when such tender is made. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividend periods.

   In accordance with Instruction 5 of the Letter of Transmittal, each stockholder who wishes to tender Shares must specify the price (not greater than $39.00 nor less than $37.00 per Share) at which such stockholder is willing to have the Company purchase such Shares. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not greater than $39.00 nor less than $37.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

   Upon the terms and subject to the conditions of the Offer, if 2,000,000 or fewer Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares (including fractional Shares). Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority:


   (a) all Shares (excluding Shares allocated to a Savings Plan account) validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any stockholder (an "Odd Lot Owner") who owned beneficially an aggregate of fewer than 100 Shares (including any Shares held in the Dividend Reinvestment Plan and the Savings Plan and fractional Shares) as of the close of business on March 7, 1996, or, in the case of Shares allocated to a Savings Plan account, as of the close of business on January 1, 1996, and who validly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery or, in the case of Shares held in a Dividend Reinvestment Plan account, completes the box captioned "Odd Lots" on the election form attached to the "Memorandum to Participants in the Dividend Reinvestment and Stock Purchase Plan";

   (b) after purchase of all of the foregoing Shares, all Shares conditionally and validly tendered in accordance with Section 6, for which the condition was satisfied, and all other Shares unconditionally and validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares, other than Shares held in the Dividend Reinvestment Plan and the Savings Plan); and

   (c) if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, selected by random lot in accordance with Section 6.


   If proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by the guaranteed delivery procedure described in Section 3) and as a result of the "odd lot" procedure described in Section 2 (the "Odd Lot Procedure") and the conditional tender procedure described in Section 6, the Company does not expect that it would be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven NYSE trading days after the Expiration Date. Proration of Shares, other than Shares tendered pursuant to the Odd Lot Procedure, will be based on the ratio of the number of Shares to be purchased by the Company pursuant to the Offer, other than Shares purchased pursuant to the Odd Lot Procedure, to the total number of Shares tendered by all stockholders, other than Shares tendered pursuant to the Odd Lot Procedure, at or below the Purchase Price. This ratio will be applied to all Shares tendered by each stockholder, other than Shares tendered pursuant to the Odd Lot Procedure, to determine the number of Shares that will be purchased from each stockholder pursuant to the Offer. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Dealer Manager or the Information Agent and may also be able to obtain such information from their brokers. For a discussion of certain federal income tax consequences, see Section 13.

   THE COMPANY EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO PURCHASE ADDITIONAL SHARES PURSUANT TO THE OFFER OR TO DECREASE THE NUMBER OF SHARES BEING SOUGHT PURSUANT TO THE OFFER. If (i) the

Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

   The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

   For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.


   All Shares (excluding Shares allocated to a Savings Plan account) validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of persons who each owned beneficially an aggregate of fewer than 100 Shares (including Shares held in the Dividend Reinvestment Plan and the Savings Plan and fractional Shares) as of the close of business on March 7, 1996, or, in the case of Shares allocated to a Savings Plan account, as of the close of business on January 1, 1996, will be accepted before proration, if any, of the purchase of other tendered Shares. See Section 1. Partial or conditional tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. By accepting the Offer, an Odd Lot Owner will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

   As of March 7, 1996, there were approximately 7,800 holders of record of Shares. Approximately 54.9% of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 110,000 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any Odd Lot Owner wishing to tender all of his Shares free of proration pursuant to this Section must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery or, in the case of Shares held in a Dividend Reinvestment Plan account, complete the box captioned "Odd Lots" on the election form attached to the "Memorandum to Participants in the Dividend Reinvestment and Stock Purchase Plan."

3. PROCEDURE FOR TENDERING SHARES.

   Proper Tender of Shares. To tender Shares validly pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

   IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A STOCKHOLDER MUST INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.125) AT WHICH SUCH SHARES ARE BEING TENDERED. Stockholders wishing to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which such Shares are being tendered. The same Shares cannot be tendered at more than one price. FOR A TENDER OF SHARES TO BE VALID, A PRICE BOX, BUT ONLY ONE PRICE BOX, ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box on the Letter of Transmittal marked "Shares Tendered at Purchase Price Determined by Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $37.00.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

       (i) such tender is made by or through an Eligible Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

       (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or photocopy thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.


   The method of delivery of Shares and all other required documents is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases sufficient time should be allowed to assure timely delivery.

   Federal Backup Withholding. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each stockholder
must  notify  the   Depositary   of  such   stockholder's   correct   taxpayer
identification   number  and  provide  certain  other  information  by  properly completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign stockholders (as defined in Section 13) may be required to submit a properly completed Form W-8, certifying non-United States status, in order to avoid backup withholding. In addition, foreign stockholders may be subject to 30% (or lower treaty rate) withholding on gross payments received pursuant to the Offer (as discussed in Section 13). For a discussion of certain federal income tax consequences to tendering stockholders, see Section 13. Each stockholder is urged to consult with his or her own tax advisor.

   Determination of Validity. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

   Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

   Dividend Reinvestment Plan. A stockholder participating in the Dividend Reinvestment Plan who wishes to have Chemical Bank, which administers the Dividend Reinvestment Plan, tender Shares held in such participant's account in this plan should complete the election form attached to the "Memorandum to Participants in the Dividend Reinvestment and Stock Purchase Plan" distributed to such participants together with this Offer to Purchase. To ensure that a tender of Shares held in a Dividend Reinvestment account will be effective, a tendering stockholder should forward a properly completed tender election form to Chemical Bank in ample time for Chemical Bank to submit a tender on such stockholder's behalf on or prior to the Expiration Date. Participants in the Dividend Reinvestment Plan are urged to read carefully the "Memorandum to Participants in the Dividend Reinvestment and Stock Purchase Plan" before completing the tender election form. Any Dividend Reinvestment Plan Shares tendered but not purchased will be returned to the participant's Dividend Reinvestment Plan account. If a participant tenders all of his or her Shares held in a Dividend

Reinvestment Plan account and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be authorization and
written  notice  to  Chemical  Bank  of  termination  of  such   stockholder's
participation in the Dividend Reinvestment Plan, subject to a stockholder's right to recommence participation in accordance with the terms of the Dividend Reinvestment Plan.

   Savings Plan. A participant in the Savings Plan who wishes to have PNC Bank, N.A., the Savings Plan Trustee, tender shares allocated to such participant's Savings Plan account(s) should complete the election form attached to the "Memorandum to Participants in the Savings Plan" distributed to such participants together with this Offer to Purchase. A participant in the Savings Plan who has transferred to Pennsylvania-American Water Company should complete the election form attached to the "Memorandum to Participants in the Savings Plan" distributed to such participants together with this Offer to Purchase as well as Election Form A or Election Form B which is attached to the Notice to Participants in the Pennsylvania Enterprises, Inc. Employees' Savings Plan Who Transferred Employment to Pennsylvania-American Water Company. To ensure that a tender of Shares allocated to a stockholder's Savings Plan accounts will be effective, a tendering stockholder should forward a properly completed tender election form to the Savings Plan Trustee in ample time for the Savings Plan Trustee to submit a tender on such stockholder's behalf on or prior to the Expiration Date. Participants in the Savings Plan are urged to read carefully the "Memorandum to Participants in the Savings Plan" before completing the tender election form. Any Savings Plan Shares tendered but not purchased will be returned to the participant's Savings Plan account(s).

4. WITHDRAWAL RIGHTS.

   Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 3, 1996, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

   To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

   Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will determine the Purchase Price, taking into account the number of Shares tendered and the prices specified by tendering stockholders, announce the Purchase Price, and will (subject to the proration and conditional tender provisions of the Offer) accept for payment and pay for Shares validly tendered at or below the Purchase Price. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal or photocopy thereof, and any other required documents.

   For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

   Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering stockholder.

   Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section
1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

   The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

6. CONDITIONAL TENDER OF SHARES.

   Under  certain  circumstances  and  subject  to the  exceptions  set forth in
Section 1, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such
stockholder  and  such   stockholder's   decision  whether  to  tender.   Each
stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal, Notice of Guaranteed Delivery, "Memorandum to Participants in the Dividend Reinvestment and Stock Purchase Plan" or "Memorandum to Participants in the Savings Plan" must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery or, in the case of Shares held in a Dividend Reinvestment Plan account or a Savings Plan account, in the "Memorandum to Participants in the Dividend Reinvestment and Stock Purchase Plan" or "Memorandum to Participants in the Savings Plan," respectively.

   Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by such a stockholder pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

   If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 2,000,000, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 2,000,000 Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

7. CERTAIN CONDITIONS OF THE OFFER.

   Notwithstanding any other provisions of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, or the purchase of and payment for, Shares tendered, if at any time on or after March 11, 1996, and before the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company):

       (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer, (ii) challenges the acquisition by PG Energy Inc. ("PGE"), a wholly-owned subsidiary of the Company formerly known as Pennsylvania Gas and Water Company, of shares of PGE's 4.10% Cumulative Preferred Stock (the "4.10% Preferred Shares") pursuant to PGE's Offer to Purchase, dated March 11, 1996, concerning such 4.10% Preferred Shares (the "4.10% Preferred Offer") or otherwise in any manner relates to or affects the 4.10% Preferred Offer, (iii) challenges the acquisition by PGE of its Depositary Preferred Shares (the "Depositary Preferred Shares"), each representing a one-fourth interest in a share of its 9% Cumulative Preferred Stock, pursuant to PGE's Offer to Purchase, dated March 11, 1996, concerning such Depositary Preferred Shares (the "Depositary Preferred Offer") or otherwise in any manner relates to or affects the Depositary Preferred Offer, or (iv) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

       (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, the 4.10% Preferred Offer or the Depositary Preferred Offer, or to the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares, the 4.10% Preferred Shares or the Depositary Preferred Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company or PGE, or render the Company or PGE unable, to accept for payment or pay for some or all of the Shares, the 4.10% Preferred Shares or the Depositary Preferred Shares, as the case may be, (iii) materially impair the contemplated benefits of the Offer to the Company or of the 4.10% Preferred Offer or the Depositary Preferred Offer to PGE or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

       (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission (the "Commission") on March 8, 1996), (ii) any such person or group that on or prior to March 8, 1996, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares, (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any or its subsidiaries or any of their respective assets or securities;

       (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;


       (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company or any subsidiary, shall have been proposed, announced or made by a person other than the Company;


       (f) there shall have occurred any event or events that have resulted in, or may in the sole judgment of the Company result in, an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company or any of its subsidiaries, or materially impair the contemplated benefits of the Offer to the Company; or

       (g) (i) Moody's Investors Service, Inc. or Standard & Poor's Corporation shall have downgraded or withdrawn the rating accorded any securities of the Company or PGE or (ii) Moody's Investors Service, Inc. or Standard & Poor's Corporation shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of the Company or PGE;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

   Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF SHARES; DIVIDENDS.

   The Shares are listed and traded on the NYSE. The following table sets forth the high and low closing sales prices of the Shares on the NYSE Composite Tape and the cash dividends per Share for the quarters indicated.


                                                          CASH DIVIDENDS
YEAR                                    HIGH      LOW        PER SHARE
-----------------------------------  --------- --------- ----------------
1994:
  1st Quarter......................  $33.000   $29.250   $0.55
  2nd Quarter......................  $30.875   $29.000   $0.55
  3rd Quarter......................  $31.875   $29.375   $0.55
  4th Quarter......................  $30.125   $26.875   $0.55
1995:
  1st Quarter......................  $31.375   $27.125   $0.55
  2nd Quarter......................  $34.000   $30.625   $0.55
  3rd Quarter......................  $34.625   $30.750   $0.55
  4th Quarter......................  $38.125   $34.250   $0.55
1996:
  1st Quarter (through March 8,
   1996)...........................  $40.000   $36.625   $0.55 (1)
__________

   (1) On January 15, 1996, the Company declared a dividend of $0.55 per common share for the first quarter of 1996. The dividend is to be paid on March 15, 1996, to holders of record on March 1, 1996.

   On March 8, 1996, the last NYSE trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the NYSE Composite Tape was $38.375 per Share. Stockholders are urged to obtain current market quotations for the Shares.

   Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $0.55 per Share to be paid by the Company on March 15, 1996, to holders of record on March 1, 1996, regardless of when such tender is made. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividends periods.

   Under the Company's Shareholder Rights Plan, every outstanding Share and every Share issuable by the Company (until certain events occur) includes a Right. Pursuant to a Rights Agreement, dated as of April 26, 1995 (the "Rights Agreement"), between the Company and Chemical Bank, as the Rights Agent, each Right entitles the registered holder to purchase from the Company one-half of a Share. No less than two Rights, and only integral multiples of two Rights, may be exercised at any time by holders of Rights at a price of $100.00 per Share (equivalent to $50.00 for each one-half of a Share), subject to adjustment.

   The Rights are not exercisable until the Distribution Date (as defined below) and will expire at the close of business on May 16, 2005, unless earlier redeemed or exchanged by the Company. Prior to the Distribution Date, the Rights will be evidenced by the Shares and cannot be traded separately from such Shares. The Rights will separate from the Shares and a Distribution Date will occur upon the earlier of (a) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (an "Acquiring Person"), or (b) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer if, upon consummation thereof, any person or group would be an Acquiring Person (the earlier of such dates being called the "Distribution Date"). The date of announcement of the existence of an Acquiring Person referred to in clause (a) above is hereinafter referred to as the "Share Acquisition Date." The Rights will not become exercisable or separately tradeable as a result of the Offer.

   In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that proper provision shall be made so that each holder of two Rights, except as provided below, shall thereafter have the right to receive, upon exercise, Shares (or in certain circumstances, Common Stock Equivalents (as such term is defined in the Rights Agreement)) having a value equal to two times the exercise price of two Rights. Upon the occurrence of the event described in the preceding sentence, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate (as such terms are defined in the Rights Agreement) of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of the Rights Agreement, shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of the Rights Agreement or otherwise.

   At any time after the occurrence of the event described in the first sentence of the preceding paragraph and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Shares, the Board of Directors of the Company may exchange the Rights (except Rights which previously have been voided as described above), in whole, but not in part, at an exchange ratio of one Share (or in certain circumstances, one Common Stock Equivalent) per Right.

   In the event that, following the earlier of the Distribution Date and the Share Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation,
(ii) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its shares are changed or exchanged, or (iii) more than 50% of the Company's assets or earning power is sold or transferred (other than the sale on February 16, 1996, by the Company and PGE, of substantially all of PGE's water operations to Pennsylvania-American Water Company, a wholly-owned subsidiary of American Water Works Company, Inc. (the "Sale of the Water Business")), the Rights Agreement provides that proper provision shall be made so that each holder of two Rights (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of two Rights, common stock of the acquiring company having a value equal to two times the exercise price of two Rights.

   At any time prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right, subject to adjustment (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights (or at such later time as the Board of Directors may establish for the effectiveness of such redemption), the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for Shares (such as pursuant to the Offer) will also constitute the transfer of the Rights associated with the Shares represented by such certificate. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been included as an exhibit to the Company's Registration Statement on Form 8-A dated May 10, 1995, filed with the Commission. Such reports and exhibits may be obtained from the Commission in the manner provided in Section 16.

9. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

   The Offer is one of the recapitalizations being undertaken in connection with the Sale of the Water Business. See "The Offer-Certain Information Concerning the Company-Summary Unaudited Pro Forma Consolidated Financial Information" for a description of the other recapitalizations. The Company believes that the Offer and the other recapitalizations will have a positive effect on the Company's and PGE's financial and capital ratios, credit rating, earnings per share, dividend payout and payout ratio and stock price. In addition, the repurchase of Shares pursuant to the Offer will adjust the Company's capital structure to a level more appropriate to the size and nature of its operations after the Sale of the Water Business.

   The Offer will afford to stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, in the event the Company accepts such Shares for purchase, to dispose of Shares without the usual transaction costs associated with a market sale, including brokerage commissions. The Offer will also allow qualifying stockholders owning beneficially fewer than 100 Shares to avoid the applicable odd lot discount payable on a sale of Shares in a transaction effected on a securities exchange. Correspondingly, the costs to the Company for servicing the accounts of Odd Lot Owners will be reduced. See
Section 2.

   If the aggregate purchase price of Shares purchased pursuant to the Offer and related costs (together with the net reduction in consolidated net worth associated with the other recapitalizations being undertaken in connection with the Sale of the Water Business) exceeds approximately $53.0 million, the Company's consolidated net worth, based on its consolidated net worth as of December 31, 1995, would fall below the $110.0 million that the Company is required to maintain by the Indenture, dated as of June 15, 1992, as supplemented (the "Indenture"), relating to its 10.125% Senior Notes due June 15, 1999 (the "Senior Notes"). Failure to maintain this minimum net worth at the end of two consecutive quarters will constitute an "Event of Default" under the Indenture if the Company does not cure such failure within 60 days after receipt of notice from the trustee under the Indenture or from holders of at least 25% in principal amount of the outstanding Senior Notes. If an Event of Default occurs, the trustee may, and the trustee shall upon the request of the holders of at least 25% in principal amount of the outstanding Senior Notes, declare the principal of and accrued and unpaid interest to the date of acceleration on the Senior Notes due and payable. Before the failure to maintain the minimum net worth becomes an "Event of Default," the Company intends to elect to be released from certain provisions of the Indenture ("covenant defeasance"), including the covenant to maintain such minimum net worth, so that any omission to comply with such covenant will not constitute an Event of Default. To effect covenant defeasance, the Company must make an irrevocable deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Senior Notes to the date for redemption of the Senior Notes (June 15, 1997) plus 91 days (or, under certain circumstances, such longer period as may be determined) during which no bankruptcy or insolvency petition shall have been filed by or against the Company. Part of the proceeds from the Sale of the Water Business will be used to make the required deposit with the trustee.

   If fewer than 2,000,000 Shares are purchased pursuant to the Offer, the Company may repurchase the remainder of such Shares on the open market, in privately negotiated transactions or otherwise. In the future, the Company also may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, and general economic and market conditions.

   Shares that the Company acquires pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Company without further stockholder action (except as may be required by applicable law or the rules of the securities exchanges on which the Shares are listed). Such Shares could be issued without stockholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends or in connection with employee stock, stock option and other plans, or a combination thereof. The Company has no current plans for the Shares it may acquire pursuant to the Offer or any other authorized but unissued Shares.

   As of March 7, 1996, the Company had issued and outstanding 5,792,921 Shares and had reserved for issuance upon exercise of outstanding stock options 32,600 Shares. The 2,000,000 Shares that the Company is offering to purchase represent approximately 34.5% of the Shares then outstanding. As of March 7, 1996, all directors and executive officers of the Company as a group owned beneficially an aggregate of 437,102 Shares (including an aggregate of 25,300 Shares that may be acquired pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof). The Company has been advised that no director or executive officer of the Company or any of its affiliates intends to tender Shares pursuant to the Offer. If the Company purchases 2,000,000 Shares pursuant to the Offer and no director or executive officer of the Company tenders Shares, the percentage of outstanding Shares owned beneficially by all of the Company's directors and executive officers as a group would increase to approximately 11.4% of the Shares then outstanding (including for this purpose, Shares that may be acquired by such directors and executive officers pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof).

   Except as disclosed in this Offer to Purchase (see "The Offer-Certain Information Concerning the Company-Summary Unaudited Pro Forma Consolidated Financial Information"), the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company except that the Company may, from time to time, repurchase Shares which Shares will be issued in connection with the Dividend Reinvestment Plan and the Savings Plan; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Restated Articles of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
(j) the  suspension of the  Company's  obligation to file reports  pursuant to
Section 15(d) of the Exchange Act.

   The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of holders of Shares. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such exchange.

   The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

   The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

   Stockholders who determine not to accept the Offer or whose Shares are not purchased in the Offer will realize an increase in their percentage ownership interest in the Company and thus, in the Company's future earnings and assets. Because of the smaller number of Shares outstanding after consummation of the Offer, increases or decreases in net earnings will result in proportionately greater increases or decreases in earnings per Share. See Section 10.


   NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OR ANY OF ITS AFFILIATES INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

10. CERTAIN INFORMATION CONCERNING THE COMPANY.

   The Company is a holding company with two groups of subsidiaries. One group, regulated by the Pennsylvania Public Utility Commission ("PPUC"), consists of PGE, the Company's principal subsidiary, which provides natural gas served to approximately 141,800 customers in ten counties in northeastern Pennsylvania. The other group of subsidiaries, consisting of Pennsylvania Energy Resources, Inc., Theta Land Corporation and Pennsylvania Energy Marketing Company, is not regulated by the PPUC.

   The Company's principal executive offices are located at Wilkes-Barre Center, 39 Public Square, Wilkes-Barre, PA 18711, and its telephone number is
(717) 829-8843.

Recent Developments

   On February 16, 1996, the Company and PGE sold substantially all of PGE's water operations to Pennsylvania-American Water Company, a wholly-owned subsidiary of American Water Works Company, Inc., for approximately $413.5 million (including debt assumed), subject to certain post-closing adjustments. These operations had provided water service to approximately 133,400 customers. See "-Summary Unaudited Pro Forma Consolidated Financial Information" below.

   Effective as of December 4, 1995, Pennsylvania Energy Resources, Inc., a wholly-owned subsidiary of the Company, acquired all of the outstanding stock of Keystone Pipeline Services, Inc. (formerly known as Ford Bacon & Davis Sealants Inc.) from Ford, Bacon & Davis Companies, Inc., a wholly-owned subsidiary of Deutsche Babcock Technologies, Inc. Keystone Pipeline Services, Inc. is engaged in distribution pipeline construction, maintenance and rehabilitation.

Summary Consolidated Historical Financial Information

   The following selected financial information for each of the years ended December 31, 1995, and December 31, 1994, has been derived from the Company's audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 10-K"), which reflect PGE's water utility operations as "discontinued operations" effective March 31, 1995. The following selected historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited consolidated financial statements and the related notes which are incorporated herein by reference. The 1995 10-K may be obtained from or inspected at the offices of the Commission in the manner set forth in
Section 16.

              SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
               (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS, PER SHARE
                        AMOUNTS AND SHARES OUTSTANDING)

                                                       Years Ended December 31,
                                                       ------------------------
                                                           1995        1994
                                                       ----------- ------------
Income Statement Data:
Operating revenues ..................................  $  152,756  $  167,992
 Cost of gas.........................................      84,372      98,653
                                                       ----------- ------------
Operating margin.....................................      68,384      69,339
Other operating expenses.............................      47,850      48,852
                                                       ----------- ------------
Operating income.....................................      20,534      20,487
Other income, net....................................         763         258
                                                       ----------- ------------
Income before interest charges.......................      21,297      20,745
Interest charges.....................................      15,413      13,793
                                                       ----------- ------------
Income from continuing operations....................       5,884       6,952
Income (loss) with respect to discontinued
 operations..........................................      (3,834)     10,504
                                                       ----------- ------------
Income before subsidiary's preferred stock dividends.       2,050      17,456
Subsidiary's preferred stock dividends...............       2,763       4,639
                                                       ----------- ------------
Net income applicable to common stock ...............  $     (713) $   12,817
                                                       =========== ============
Common stock:
 Earnings per share of common stock .................  $    (0.12) $     2.17
                                                       =========== ============
 Weighted average number of shares outstanding.......   5,729,436   5,456,568
                                                       =========== ============
Ratio of earnings to fixed charges(1)................        1.64        1.83
                                                       =========== ============
________

(1) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of pre-tax income plus fixed charges. Fixed charges consist of all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense), and amortization of debt expense.

                                                         Years Ended December
                                                                 31,
                                                       -----------------------
                                                           1995        1994
                                                       ----------- -----------
Balance Sheet Data:
ASSETS
 Utility plant ......................................  $295,895    $284,080
  Accumulated depreciation ..........................   (76,882)    (74,408)
                                                       ----------- -----------
 Net utility plant ..................................   219,013     209,672
 Other property and investments .....................     7,142       3,481
 Current assets .....................................    58,155      62,066
 Deferred charges ...................................    35,658      46,017
 Net assets of discontinued operations ..............   204,250     203,196
                                                       ----------- -----------
 Total assets .......................................  $524,218    $524,432
                                                       =========== ===========
CAPITALIZATION AND LIABILITIES
 Capitalization:
  Common shareholders' investment ...................  $162,739    $172,012
  Preferred stock - .................................
   Not subject to mandatory redemption, net .........    33,615      33,615
   Subject to mandatory redemption ..................     1,680       1,760
  Long-term debt ....................................   106,706     220,705
                                                       ----------- -----------
                                                        304,740     428,092
                                                       ----------- -----------
 Current liabilities:
  Current portion of long-term debt and preferred
   stock subject to mandatory redemption ............   116,081       3,290
  Notes payable .....................................    10,180          --
  Other .............................................    29,103      31,836
                                                       ----------- -----------
                                                        155,364      35,126
                                                       ----------- -----------
 Deferred credits ...................................    64,114      61,214
                                                       ----------- -----------
 Total capitalization and liabilities ...............  $524,218    $524,432
                                                       =========== ===========
 Shareholders' equity per common share outstanding ..  $  28.14    $  30.97
                                                       =========== ===========

Summary Unaudited Pro Forma Consolidated Financial Information


   The following Summary Unaudited Pro Forma Consolidated Balance Sheet and Summary Unaudited Pro Forma Consolidated Statement of Income have been prepared based on the Company's consolidated balance sheet as of December 31, 1995, and the related consolidated statement of income for the year then ended, each as adjusted to reflect the Sale of the Water Business on February 16, 1996, and the use of the cash proceeds therefrom of $210.0 million (after the payment of an estimated $56.7 million of federal and state income taxes on the sale) for the purchase of Shares pursuant to the Offer and the other purposes described in
Note 3 to the Notes to Summary Unaudited Pro Forma Consolidated Balance Sheet. Pursuant to the Asset Purchase Agreement relating to the Sale of the Water Business, the purchase price is subject to post-closing adjustment in certain cases. The summary unaudited pro forma consolidated financial statements also reflect certain other assumptions and related transactions as described in the notes to such statements.

   The Summary Unaudited Pro Forma Consolidated Statement of Income reflects the results of the Company's continuing operations as if the Sale of the Water Business and the use of the proceeds therefrom, including the purchase of Shares pursuant to the Offer, had taken place at the beginning of the period. The Summary Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1995, reflects the financial position of the Company as if such transactions had occurred on that date. Each of the Company's Summary Unaudited Pro Forma Consolidated Statement of Income and Summary Unaudited Pro Forma Consolidated Balance Sheet include estimates which may differ from the results ultimately incurred.

   The summary unaudited pro forma consolidated financial statements have been included herein as required by the rules of the Commission and are for comparative purposes only. They should be read in conjunction with the summary consolidated historical financial information and do not purport to be indicative of the results that would actually have been obtained had the Sale of the Water Business, the purchase of Shares pursuant to the Offer and the other related transactions described in the notes to such statements been effected on the dates indicated or the results that may be obtained in the future.


   Certain statements made below relating to plans, conditions, objectives and economic performance go beyond historical information and may provide an
indication  of  future  results.   To  that  extent,  they  are  forward-looking
statements within the meaning of Section 21E of the Exchange Act, and each is subject to factors that could cause actual results to differ from those in the forward-looking statement.

              SUMMARY UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
              INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995
           (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS, PER SHARE AMOUNTS
                             AND SHARES OUTSTANDING)

                                     Assuming A $39 Per Share Purchase Price     Assuming A $37 Per Share Purchase Price
                                   ------------------------------------------- -------------------------------------------
                                                     Pro Forma                                   Pro Forma
                                     Historical   Adjustments(1)    Pro Forma    Historical   Adjustments(1)    PRO FORMA
                                   -------------  --------------- ------------ ------------- ---------------- ------------
Operating revenues...............  $  152,756    $           --     $  152,756   $  152,756    $           --    $  152,756
 Cost of gas.....................      84,372                --         84,372       84,372                --        84,372
                                   -------------  --------------     ---------- -----------    ---------------    ---------
Operating margin.................      68,384                --         68,384       68,384                --        68,384
Operating expenses...............      47,850              2,049 (2)    49,899       47,850             2,049 (2)    49,899
                                   -------------  ---------------    ---------  -----------    ---------------    ---------
Operating income.................      20,534             (2,049)       18,485       20,534            (2,049)       18,485
Other income, net................         763                 --           763          763                --           763
                                   -------------  ---------------    ---------  -----------    ---------------    ---------
Income before interest charges ..      21,297             (2,049)       19,248       21,297            (2,049)       19,248
                                   -------------  ---------------    ---------  -----------    ---------------    ---------

Interest charges:
 Interest on long-term debt......      13,663             (4,928)(2)     8,735       13,663            (4,928)(2)     8,735
 Other interest..................       1,750                (10)(2)     1,740        1,750               (10)(2)     1,740
                                   -------------  ---------------    ---------  -----------    ---------------    ---------
  Total interest charges.........      15,413             (4,938)       10,475       15,413            (4,938)       10,475
                                   -------------  --------------     ---------  -----------    ---------------    ---------
Income from continuing
 operations
 before subsidiary's preferred
 stock dividends.................       5,884              2,889         8,773        5,884             2,889         8,773
Subsidiary's preferred stock
 dividends.......................       2,763             (2,353)(3)       410        2,763            (2,353)(3)       410
                                   -------------  --------------      --------  -----------    ---------------    ---------
Income from continuing
 operations
 applicable to common stock......  $    3,121      $       5,242      $  8,363   $    3,121    $         5,242     $  8,363
                                   =============  ===============     ========= ===========    ===============    =========
Common stock:
 Earnings per share of common
  stock from continuing
  operations.....................  $     0.55                         $   2.24   $     0.55                        $   2.24
                                   =============                      ========= ============                      =========
 Weighted average number of
  shares outstanding.............   5,729,436     (2,000,000)(4)     3,729,436    5,729,436        (2,000,000)(4) 3,729,436
                                   ============= ================     ========= ============   ===============   ==========
Ratio of earnings from
 continuing
 operations to fixed charges(5)..        1.64                            2.39          1.64                            2.39
                                   =============                      ========  ============                     ==========
Shareholder's equity per common
 share outstanding...............  $    28.14                      $    21.83    $    28.14                     $     22.89
                                   =============                     =========  ============                    ===========

See accompanying notes to summary unaudited pro forma consolidated statement of income.

                     NOTES TO SUMMARY UNAUDITED PRO FORMA
                       CONSOLIDATED STATEMENT OF INCOME
                FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995

(1) Adjustments assume that the Sale of the Water Business and the application of the proceeds therefrom, including the purchase of Shares pursuant to the Offer, each took place at the beginning of the period.


(2) Represents the adjustments to interest on long-term debt and amortization of debt expense, and the related income tax effect, necessary to reflect the interest on indebtedness outstanding during the period after (a) application of proceeds from the Sale of the Water Business to (i) repay a $50.0 million bank loan ("the Bridge Loan"), the proceeds of which were used to redeem $50.0 million principal amount of PGE's 9.57% Series First Mortgage Bonds on October 13, 1995, (ii) repay $10.9 million of PGE's bank borrowings, and (iii) defease the $30.0 million principal amount of the Company's 10.125% Senior Notes (the "10.125% Senior Notes") (see Section 9) and (b) the redemption in connection with the Sale of the Water Business and pursuant to annual sinking fund requirements of the $3.5 million principal amount of PGE's 8% Series First Mortgage Bonds outstanding as of January 1, 1995. The adjustments to interest on long-term debt may be summarized as follows:


                                                              ASSUMING A $39 PER    ASSUMING A $37 PER
                                                                     SHARE                SHARE
                                                                PURCHASE PRICE        PURCHASE PRICE
                                                             -------------------- ---------------------
                                                                      (IN THOUSANDS OF DOLLARS)
Interest on long-term debt for the twelve months ended
December 31, 1995:
  Allocated to continuing operations, as per accompanying
   summary unaudited pro forma consolidated statement of
   income .................................................           $ 13,663              $ 13,663
  Allocated to discontinued operations ....................             12,848                12,848
                                                                      --------              --------
                                                                        26,511                26,511
Deduct:
 Interest on debt assumed by Pennsylvania-American Water
  Company .................................................  $9,529               $9,529
 Interest on debt redeemed or repaid in connection with
  Sale of the Water Business
   9.57% Series First Mortgage Bonds ......................   3,748                3,748
   10.125% Senior Notes ...................................   3,037                3,037
   Bank borrowings ........................................     719                  719
   Bridge Loan ............................................     716                  716
   8% Series First Mortgage Bonds .........................     147    (17,896)      147     (17,896)
                                                             --------             ---------
Add:
 Interest on PGE's bank  borrowings  to reflect the
  redemption  of PGE's 8%
  Series First Mortgage Bonds as
  if it occurred at the beginning of the period ...........                120                   120
                                                                      -----------           ----------
 Pro forma interest on long-term debt, as per accompanying
  summary unaudited pro forma consolidated statement of
  income ..................................................           $  8,735              $  8,735
                                                                      ===========           ===========

(3) Represents  elimination  of  preferred  stock  dividends of  $2,025,000  and
    $328,000 to reflect the repurchase of 225,000 shares of PGE's 9% Cumulative Preferred Stock and 80,000 shares of PGE's 4.10% Cumulative Preferred Stock, respectively, with proceeds from the Sale of the Water Business.

(4) Represents the reduction in the number of shares of the Company's common stock outstanding resulting from the application of the proceeds from the Sale of the Water Business to repurchase 2,000,000 shares of the Company's common stock.

(5) For purposes of computing the ratio of earnings from continuing operations to fixed charges, earnings are defined as the sum of pre-tax income plus fixed charges. Fixed charges consist of all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense) and amortization of debt expense.

                                19

                   SUMMARY UNAUDITED PRO FORMA CONSOLIDATED
                    BALANCE SHEET AS OF DECEMBER 31, 1995
             (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                         ASSUMING A $39 PER SHARE PURCHASE PRICE    ASSUMING A $37 PER SHARE PURCHASE PRICE
                                       ------------------------------------------ ------------------------------------------
                                                        PRO FORMA                                  PRO FORMA
                                         HISTORICAL   ADJUSTMENTS(1)   PRO FORMA    HISTORICAL   ADJUSTMENTS(1)   PRO FORMA
                                       ------------- --------------- ------------ ------------- --------------- ------------
ASSETS
 Utility plant ......................  $295,895      $          --       $295,895   $295,895      $        --       $295,895
  Accumulated depreciation ..........   (76,882)                --        (76,882)   (76,882)              --        (76,882)
                                       ------------- --------------- ------------ ------------- --------------- ------------
 Net utility plant ..................   219,013                 --        219,013    219,013               --        219,013
 Other property and investments......     7,142                 --          7,142      7,142               --          7,142
 Current assets......................    58,155             266,670 (2a)              58,155          266,670 (2a)
                                                            (56,710)(2c)                              (56,710)(2c)
                                                           (209,960)(3)                              (209,960)(3)
                                                              1,500 (3d)                                1,500 (3d)
                                                              3,763 (3j)   63,418                       7,763 (3j)    67,418
 Deferred charges....................    35,658                 --         35,658     35,658                0         35,658
 Net assets of discontinued
  operations.........................   204,250            (204,250)(2e)       --    204,250         (204,250)(2e)        --
                                       ------------- --------------- ------------ ------------- --------------- ------------
 Total assets........................  $524,218      $     (198,987)     $325,231   $524,218      $  (194,987)      $329,231
                                       ============= =============== ============ ============= =============== ============
CAPITALIZATION AND LIABILITIES
 Capitalization:
  Common shareholders|Al investment....$162,739      $         (790)(2b)            $162,739      $      (790)(2b)
                                                            (78,000)(3a)                              (74,000)(3a)
                                                             (1,800)(3b)                               (1,800)(3b)
                                                              4,000 (3c)                                4,000 (3c)
                                                               (722)(4)                                  (722)(4)
                                                                (61)(5)                                   (61)(5)
                                                             (2,750)(3e) $ 82,616                      (2,750)(3e)  $ 86,616
  Preferred stock--
   Not subject to mandatory
    redemption, net .................    33,615             (22,500)(3b)              33,615          (22,500)(3b)
                                                             (8,000)(3c)                               (8,000)(3c)
                                                              1,247 (4)     4,362                       1,247 (4)      4,362
   Subject to mandatory redemption ..     1,680                  --         1,680      1,680               --          1,680
  Long-term debt.....................   106,706             (30,000)(3d)             106,706          (30,000)(3d)
                                                                 94 (5)    76,800                          94 (5)     76,800
                                       ------------- --------------- ------------ ------------- --------------- ------------
                                        304,740            (139,282)      165,458    304,740         (135,282)       169,458
                                       ------------- --------------- ------------ ------------- --------------- ------------
 Current liabilities:
  Current portion of long-term debt
   and preferred stock subject to
   mandatory redemption..............   116,081             (10,861)(3g)              116,081         (10,861)(3g)
                                                            (50,000)(3f)                              (50,000)(3f)
                                                                 --        55,220                          --         55,220
  Notes payable......................    10,180                  --        10,180      10,180              --         10,180
  Other..............................    29,103               6,500 (2d)               29,103           6,500 (2d)
                                                             (5,947)(3h)                               (5,947)(3h)
                                                               (525)(4)                                  (525)(4)
                                                                (33)(5)    29,098                         (33)(5)     29,098
                                       ------------- --------------- ------------ ------------- --------------- ------------
                                        155,364             (60,866)       94,498     155,364         (60,866)        94,498
                                       ------------- --------------- ------------ ------------- --------------- ------------
 Deferred credits....................    64,114               1,161 (3i)   65,275      64,114           1,161 (3i)    65,275
                                       ------------- --------------- ------------ ------------- --------------- ------------
 Total capitalization and liabilities  $524,218      $     (198,987)     $325,231    $524,218      $ (194,987)      $329,231
                                       ============= =============== ============ ============= =============== ============


                NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED
                      BALANCE SHEET AS OF DECEMBER 31, 1995

(1) Adjustments assume that the Sale of the Water Business and the application of the proceeds therefrom, including the purchase of Shares pursuant to the Offer, each took place as of the date of the balance sheet.


(2) Represents (a) receipt of cash proceeds of $266.7 million from the Sale of the Water Business, (b) elimination from common shareholders|Al investment of the $790,000 of estimated income from PGE's water operations during the period from January 1, 1996, to February 16, 1996, the date on which the water operations were sold to Pennsylvania-American Water Company, that was reflected as of December 31, 1995, as an element of income with respect to discontinued operations, (c) payment of the estimated federal and state income tax liability of $56.7 million on the Sale of the Water Business, (d) recording of the $6.5 million premium of the purchase price over the book value of the assets acquired by Pennsylvania-American Water Company as a credit to other current liabilities, the account to which it was charged as of December 31, 1995, as an offset against the liability for the estimated expenses on the Sale of the Water Business and (e) elimination of the $204.3 million of net assets of the water operations.

(3) Reflects the application of the proceeds from the Sale of the Water Business of $210.0 million, after the payment of the estimated federal and state income tax liability of $56.7 million on the Sale of the Water Business, in the following manner: (a) the repurchase (for aggregate considerations of $78.0 million or $74.0 million to the extent Shares are purchased pursuant to the Offer at $39.00 per Share or $37.00 per Share, respectively) of 2,000,000 shares of the Company's common stock, (b) the repurchase (for an aggregate consideration of $24.3 million) of 225,000 shares of PGE's 9% Cumulative Preferred Stock (having an aggregate book value of $22.5 million) at a price of $108.00 per share, which includes a premium of $8.00 per share ($1.8 million in the aggregate), (c) the repurchase (for an aggregate consideration of $4.0 million) of 80,000 shares of PGE's 4.10% Cumulative Preferred Stock (having an aggregate book value of $8.0 million) at a price of $50.00 per share, which reflects a $4.0 million aggregate ($50.00 per share) discount from book value, (d) the defeasance of the $30.0 million principal amount of the Company's 10.125% Senior Notes at a total cost of $31.5 million, (e) payment of $2.8 million of costs in connection with the repurchase of the Shares and PGE's preferred stock (which will vary depending on the number of shares repurchased), (f) the repayment of the Bridge Loan, the proceeds of which were used to redeem $50.0million principal amount of PGE's 9.57% Series First Mortgage Bonds on October 13, 1995, (g) repayment of $10.9 million of PGE's bank borrowings, (h) payment of $5.9 million of transaction costs relative to the Sale of the Water Business, (i) recording of the $1.2 million net tax benefit resulting from transaction costs and the premium over book value on the Sale of the Water Business and (j) the addition of the remaining proceeds of $3.8 million or $7.8 million to the Company's cash accounts to the extent Shares are purchased at $39.00 per Share or $37.00 per Share, respectively. The repurchases and costs referred to in items (a), (b), (c) and (e) involve voluntary sales to PGE and the Company by holders of PGE securities and the shares. Therefore, the number and price of the securities purchased and the related expenses may vary depending on market conditions at the time of the repurchases.


(4) Reflects the write-off of $1.2 million ($722,000 after related income tax benefits of $525,000) of issuance costs relative to the 225,000 shares of PGE's 9% Cumulative Preferred Stock which PGE intends to repurchase with proceeds from the Sale of the Water Business.

(5) Reflects the write-off of $94,000 ($61,000 after related income tax benefits of $33,000) of the unamortized discount on issuance of the 10.125% Senior Notes.

11. SOURCE AND AMOUNT OF FUNDS.

   Assuming that the Company purchases 2,000,000 Shares pursuant to the Offer at a price of $39.00 per Share, the total amount required by the Company to purchase such Shares will be $78,000,000, exclusive of fees and other expenses. The Company expects to fund the purchase of such Shares from part of the proceeds from the repurchase by PGE of 2,297,297 shares of its common stock from the Company for an approximate repurchase price of $85,000,000. See "The Offer-Certain Information Concerning the Company-Summary Unaudited Pro Forma Consolidated Financial Information" for a description of the other recapitalizations being considered or effected in connection with the Sale of the Water Business. PGE will fund such repurchase from part of the proceeds from the Sale of the Water Business. See Section 10.

12. TRANSACTIONS AND AGREEMENTS CONCERNING SHARES.

   Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares during the 40 business days preceding the date hereof. Except for outstanding options to purchase Shares, neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Shares.

13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

   In General. The following summary is a general discussion of certain United States federal income tax consequences relating to the Offer. This summary does not discuss any aspects of state, local, foreign or other tax laws. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation, or stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the tax matters discussed below. Accordingly, each stockholder should consult its own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

   Characterization of the Sale. A sale of Shares by a stockholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a stockholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) if the receipt of cash upon such sale
(i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete termination" of the stockholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 tests") are explained more fully below.

   If any of the Section 302 tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long-term capital gain or loss if the Shares have been held for more than one year.


   If none of the Section 302 tests is satisfied and the Company has sufficient current and accumulated earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction) the tendering stockholder's basis in the Shares sold pursuant to the Offer will be added to such stockholder's basis in its remaining Shares, if any. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular stockholder, and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income. If the sale of Shares is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the Company's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the stockholder's basis for such stockholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such basis.


   Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, stockholders must take into account not only the Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, and Shares which the stockholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the Section 302 tests has been satisfied. EACH STOCKHOLDER SHOULD BE AWARE THAT BECAUSE PRORATION MAY OCCUR IN THE OFFER, EVEN IF ALL THE SHARES ACTUALLY AND CONSTRUCTIVELY OWNED BY A STOCKHOLDER ARE TENDERED PURSUANT TO THE OFFER, FEWER THAN ALL OF SUCH SHARES MAY BE PURCHASED BY THE COMPANY. THUS, PRORATION MAY AFFECT WHETHER A SALE BY A STOCKHOLDER PURSUANT TO THE OFFER WILL MEET ANY OF THE SECTION 302 TESTS. See
Section 6 for information regarding each stockholder's option to make a conditional tender of a minimum number of Shares. A stockholder should consult its own tax advisor regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

   Section 302 Tests. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.


       a. Substantially Disproportionate Test. The receipt of cash by a stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating as not outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

       b. Complete Termination Test. The receipt of cash by a stockholder will be a "complete termination" of the stockholder's interest if either (i) all of the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the stockholder are sold pursuant to the Offer and, with respect to the Shares constructively owned by the stockholder which are not sold pursuant to the Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in
   Section 302(c) of the Code. Stockholders considering making such a waiver should do so in consultation with their tax advisors.

       c. Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete termination" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (a reduction to 96.7% of the stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

   Corporate Stockholder Dividend Treatment. Under current law, if a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate stockholders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the total adjusted tax basis in the Shares. In addition, because it is expected that the redemption of Shares will not be pro rata with respect to all stockholders, any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend will likely constitute an "extraordinary dividend" under Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Accordingly, a corporate stockholder would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the stockholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs. The basis reduction rules of Section 1059 also generally apply to dividends which exceed a threshold percentage of a stockholder's basis in its stock, unless the stockholder has held its stock for more than two years before the announcement date of such dividend. For purposes of applying Section 1059, all dividends received by a stockholder and having their ex-dividend dates within an 85-day period (expanded to a 365-day period, in the case of dividends received in such period that in the aggregate exceed 20% of the stockholder's adjusted tax basis in the Shares) are aggregated. Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to any dividends which may be paid with respect to the Shares, as well as the effect of pending legislation discussed below.

   Foreign Stockholders. The Company will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the Offer to a foreign stockholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of its source.


   Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign stockholder's address or to a properly completed Form 1001 furnished by the stockholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign stockholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the stockholder. The Company will determine a foreign
stockholder's   eligibility   for  a  reduced  rate  of,  or  exemption  from,
withholding by reference to the stockholder's address and any Forms 1001 or 4224 submitted to the Company by a foreign stockholder unless facts and circumstances indicate that such

                                24
reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Company.

   A foreign stockholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the stockholder satisfied one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.


   Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding.


   Legislative Proposals.


   (a) Capital Gains: The Revenue Reconciliation Act of 1995, as passed by Congress and vetoed by the President, includes a reduction in the tax on net long-term capital gains for both individuals and corporations. Under the bill, individual taxpayers would be permitted a deduction for 50% of net capital gains (i.e., the excess of net long-term capital gains over net short-term capital losses). In addition, the deduction for net long-term capital losses could not exceed 50% of the excess of net long-term capital losses over net short-term capital gains. Corporations would be subject to a maximum tax rate of 28% on their net capital gains. These reductions in the effective capital gains tax rates generally would be effective for transactions occurring after 1994. It is uncertain whether capital gains relief ultimately will be adopted and, if adopted, what form such relief will take or what the effective date will be.


   (b) Corporate dividends-received deduction: The Revenue Reconciliation Act of 1995, as passed by Congress and vetoed by the President, and the President's budget proposal would amend Section 1059 of the Code to require corporate stockholders to recognize gain immediately whenever the non-taxed portion of an extraordinary dividend exceeds the basis of stock with respect to which the dividend is received. Such legislation would also cause any amount characterized as a dividend due to the Section 318 option attribution rules to be treated as an extraordinary dividend under Section 1059 (with the legislation's gain recognition rule applied by taking into account only the basis of the stock redeemed). The legislation generally is proposed to be effective for redemptions after May 3, 1995. It is uncertain whether such proposals will be adopted and, if adopted, what form such legislation will take.


   In  addition,   the  President's  budget  proposal  (but  not  the  Revenue
Reconciliation Act of 1995 as passed by Congress) would generally reduce the dividends-received deduction under Section 243 of the Code from 70% to 50% and would require the 46-day holding period of Section 246(c) of the Code to be satisfied over a period immediately before and/or after the taxpayer becomes entitled to receive the dividend. Both of these provisions would apply to dividends paid after January 31, 1996.

   The impact of pending and future budget and tax legislation on the United States federal tax system, including possible effects on taxation of the Offer, is uncertain. Stockholders are advised to consult their own tax advisors as to these matters.

   THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX
CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE AND THE EFFECT OF TAX LEGISLATIVE PROPOSALS.

14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

   The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated under the Exchange Act.

   If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the dealer's soliciting fee or (b) increase (except for an increase not exceeding 2% of the outstanding Shares) or decrease the number of Shares it seeks.

15. FEES AND EXPENSES.

   Legg Mason Wood Walker, Incorporated will act as Dealer Manager for the Company in connection with the Offer. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Shares pursuant to the Offer, a fee of $0.15 per Share purchased by the Company pursuant to the Offer. The Dealer Manager will also be reimbursed by the Company for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws, in connection with the Offer.

   The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to the Company. It has received, and will continue to receive, customary compensation from the Company for such services.

   The Company will pay a solicitation fee of $0.50 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be payable to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

   The Company has retained Chemical Mellon Shareholder Services, L.L.C. as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile transmission and personal interviews, and mayrequest brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

   Certain directors or executive officers of the Company may, from time to time, contact stockholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any stockholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director or executive officer for this service.

   Other than as described above, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

   The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 7 of the Letter of Transmittal.

16. MISCELLANEOUS.

   The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and otherinformation also should be available for inspection at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company's Schedule 13E-4 may not be available at the Commission's regional offices.

   The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                      PENNSYLVANIA ENTERPRISES, INC.



March 11, 1996

   Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                               The Depositary:

                 CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C.

         TO: CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C., DEPOSITARY


By Mail:                       By Facsimile Transmission:          By Hand or Overnight Courier:
Reorganization Department      (For Eligible Institutions Only)    Reorganization Department
P.O. Box 837                   (201) 296-4293                      120 Broadway
Midtown Station                To Confirm Receipt of Facsimile:    13th Floor
New York, NY 10018             (201) 296-4100                      New York, NY 10271


   Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             The Information Agent:

                              D.F. KING & CO., INC.

                                 77 Water Street
                               New York, NY 10005
                                 (800) 714-3313

                               The Dealer Manager:

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                        7 East Redwood Street, 6th Floor
                               Baltimore, MD 21202
                                 (410) 528-2231